SALES CONTRACT

Prefabricated Plate Heat Exchanger Unites
And Components of Separate Sub stations

The Buyer: Dalkia (Jiamusi) Urban Heating Company Ltd

The Seller: Shenyang Taiyu Machinery & Electronic Equipment Co. Ltd.

Contract No.: CS0101/063-0607

Sign date: June 18 2007

The Contract is made and entered into through friendly negotiation by and between Dalkia (Jiamusi) Urban Heating Company Ltd, a corporation organized and existing under the laws of China (hereinafter referred to as the Buyer) and Shenyang TAIYU Machinery & Electronic Equipment Co., Ltd. a corporation organized and existing under the laws of China (hereinafter referred to as the Seller or Taiyu) under [Contract Law of the People's Republic of China]

Taiyu promise design and function for its product and service to meet the end user’s requirements in the Appendix 2 technical specification. And bear legal duty.

1.           Taiyu Scope of Supply and Price

See Appendix 1 for details.

2.           The technology standard for the Contract Equipment

Technical Requirements from the Buyer: see Appendix 2 for details.

Standards for manufacturing goods: CJ/T 191-2004.

3.           Guarantee and Warranty

The Supplier warrants that it will repair and correct any Defects in the Supply, that occur during the Warranty Period (including any required re-design or re-engineering) at no cost to the Buyer. The Buyer’s warranty rights shall not be reduced by the presence of spare parts at the Plant or the lack thereof.

The Supplier shall not be responsible of defects which are the consequences of mishandlings, faulty operation or insufficient maintenance.

The Supplier’s internal costs for removal, replacement, and reinstallation of materials and equipments necessary to all others internal costs incurred by the Supplier as a result thereof, including transportation and taxes of whatever nature, shall be borne by the Supplier, exclusive of any costs incurred by Buyer, the user and any third parties, in particular site personnel costs, cost for stopping/shut-downs /re-starting, and any other consequential costs.

The Supplier shall perform such remedial actions and make any tests in such a manner and at such time so as to minimize revenue loss to the Buyer and disruption of normal operations at the Plant. However, in case those shut-downs of the plant are required to allow the Supplier to fulfill its obligation of warranty, Buyer shall obtain corresponding shut-downs.

3.1
The Seller guarantees that the Contract Equipment shall be completely new, advanced in technology and superior in quality, free from any defect in design, material and workmanship, suitable for the use and purpose specified in the Contract and in conformity with the stipulation of the Appendix 1.

3.2	The Warranty Period of the Contract Equipment shall be two (2) heating seasons from the date of delivery from the seller or latest August 2009, all the warranty of this contract expire at August 2009

3.3
During the Warranty Period, the buyer should give written information in 7 working days if the buyer found the quality problems which are not caused by the buyer. The seller has the responsibility to take necessary measures to avoid damage coming and extending. Otherwise, the buyer has no right to demand penalties of damage.

3.4	After receiving the notifying message from the buyer, the seller should repair or replace the poor quality components in 7 working days, while the buyer should provide necessary help.

3.5	The seller has no responsibility for below items

3.5.1	Damage cause by the buyer or the third party modifying without the agreement of the seller.

3.5.2	Damage caused by the buyer or the third party deviating notice, instruction, requirement, operating book or manual provide by the seller.

3.5.3	Damage caused by the buyer or the third party’s duty, including accident or scrimshanks.

3.5.4	Other damage caused by the buyer or force majeure.

3.6
The seller will provide the guarantee and warranties 3.1 to 3.4 free of charge if the buyer doesn’t break any items in this contract. If the buyer wants to repair or change components under items 3.5.1 to 3.5.4, the seller will charge the buyer for service, repairing, material and all other charges.

The Buyer shall promptly notify the Supplier in writing of the discovery of any Defects in the equipment.

In the event of any Defects, the Supplier shall, at the Supplier’s own cost and expense and in the shortest reasonably possible time, but in any event within two (2) days for Defects that jeopardize the performance of the Plant or any Section thereof, or twenty (20) days for other Defects following the Supplier’s receipt of written notice of any Defect or the Supplier’s otherwise obtaining knowledge of any Defect:

(i)	Initiate the performance of, and thereafter diligently pursue the completion of, any necessary Services to correct any Defects;

(ii)
Initiate and thereafter diligently pursue the completion of re-design, re-engineering, organization of repair, reworking, and re-testing (as appropriate) of defective materials and equipment or systems (and Materials and Equipment or systems supplied by the Suppliers damaged as a result of such defective materials and equipment or systems) and construction workmanship, and/or construct at the Supplier’s expense any changes, modifications, or additions to the Equipment supplied by the Supplier that are necessary and furnish the Materials and Equipment in accordance with the standards set forth in 16.1.? Any similar Materials and Equipment which suffer from a like Defect shall also be corrected ; and

(iii)	Provide to the Buyer the relevant data and records regarding the Defect.

If the Supplier fails to initiate as above mentioned within the above time periods or to diligently pursue such repair work, Buyer may undertake such repairs at the Supplier’s expense, and such work Buyer, or others on behalf of Buyer, shall not void the Supplier’s warranty hereunder.

4           Delivery and Acceptance

4.1	Delivery schedule:

Delivery Schedule of Jiamusi East Central Heating Project

4.1.1	One week after DALKIA settle the down payment, Taiyu deliver the PHEs for all the separate stations.(Within 21 days after signed the contract)

4.1.2	Taiyu promises to deliver the pumps of separate stations from the 4th week after signing the contract, and finish this delivery at 5-6th week（42 days）.

4.1.3	Start from 6th week, Finish the delivery of Automation components of separate station before 9th week after signed the contract.

4.1.4	From 6th week after signing the contract, Taiyu promise to delivery the heating units, and finish the delivery at 9th week.

Remark: If we can sign contract at June 18th, Taiyu promise to finish the delivery before Aug 25th 2007.

4.2
The seller could arrange delivery authored by the buyer; transit the goods to the destination by truck or by railway. The installation company should unload the goods in the appointed place. The delivery way in this contract is: by truck.

4.3	The buyer should check the contract equipment within 15 days after receive the goods and note the seller in writing in 20 days if there is any problem, otherwise it will be deemed as acceptance.

5.           Payment

Term N°1: Thirty percent (30%) of the total Contract Price viz. CNY 3,645,665.00 (Say: three million six hundred and forty-five thousands six hundred and sixty-five Chinese Yuan only) shall be paid by the buyer to the seller （before June 30th 2007）as the down payment not later than 15 days after the contract signed by both sides, Taiyu will give the general arrangement drawings within 5 working days after sign the contract.

Term N°2 : 30 % of the total Contract Price viz. CNY 3,645,665.00 (Say: three million six hundred and forty-five thousands six hundred and sixty-five Chinese Yuan only) at the signature of the Factory Acceptance Test. This payment should be not later than 15 days after the FAT（before July 20th 2007）.

Term N°3 : Taiyu will issue 10% performance bond of the total Contract Price viz. CNY 1,215,222.00 (Say: one million two hundred fifteen thousands two hundred and twenty-two Chinese Yuan only) to DALKIA after DALKIA settle the payment in Term N°2 (before August 15th 2007).

Term N°4 : 10 % of the total Contract Price viz. CNY 1,215,222.00  (Say: one million two hundred fifteen thousands two hundred and twenty-two  Chinese Yuan only) at the delivery in Jiamusi, this payment should be not later than 30 days after the SAT (before October 2007).

TermN° 5 : 20 % of the total Contract Price viz. CNY 2,430,444.00 (Say: two million forty hundred and thirty thousands four hundred forty-four Chinese Yuan only) at the end of blank tests, this payment should be not later than 30 days ,after the blank tests and before September 15th,2007.

Term N°6 : 10 % of the total Contract Price viz. CNY1,215,222.00  (Say: one million two hundred fifteen thousands two hundred and twenty-two  Chinese Yuan only) at the signature of the Provisional Acceptance Certificate, Taiyu will issue 5% warranty Bond first. And at the same time the 10% performance bond in Term N°3 will be ended. This payment should be not later than 30 days (before January 1 2008)

A letter of guarantee issued by the seller’s bank covering five percent (5%) of the total Contract Price viz. CNY 607,611.00(Say: six hundred and seven thousands six hundred and eleven Chinese Yuan only) should be effected to the Seller as quality warranty before the last payment from the buyer to the seller.

The Buyer will provide payments after receipt of supplier’s invoices

6.           Discrepancy

6.1
All disputes arising in connection with this Sales Contract or the Appendix thereof shall be settled by way of amicable negotiation. Once one party requests negotiation in writing, the other party should response immediately. In case of no settlement can be reached in 20 days, the case at issue shall then be submitted to China International Commerce Arbitration Institute. The arbitration award shall be final and binding on both parties.

6.2	Notwithstanding any reference to arbitration, the two Parties shall continue to perform their respective obligations under the Contract unless the two Parties otherwise agree.

7.           Penalties

7.1
Late delivery: In case the Seller fails to meet the delivery schedules as contract, the Seller shall pay late delivery penalties of two percent (2%) per month of the delayed goods’ value; the upper limit is five percent (5%) of the delayed goods’ value. Once the seller accepts the penalties, the buyer has no right to reject the goods. Late delivery caused by force majeure is excluding in the penalties items.

7.2
The buyer collect good late or settle payment late: In case of the buyer collect goods late except force majeure, the buyer should settle additional stock charges, the stock charges is 2% per month of the contract value. In case of the buyer settle payment late, the buyer should charge 0.6‰ of the contract value one day, the seller can stop delivery and services temporarily, and the seller has right to terminate the contract after the 60th days.

7.3	Taiyu will accept penalty, in case Taiyu’s equipments can not reach the designed parameters specified in this contract.

7.4	Returning

7.4.1
The scope of returning: Returning because of market price greatly dropping, and there is no quality problems, no operating and unpacking goods in general standard is excluded in this items. The validity date of returning: 60 days after collecting goods.

7.4.2	In case of the returning goods is OK after the seller inspects, the seller will deduct 80% of returning goods charges in the total contract value. All freight charges will be paid by the buyer.

7.4.3	The buyer claims returning without collecting goods, the buyer will deduct 80% of returning goods value in the total contract value.

8.           Indirectly losing

The indirectly losing caused by the buyer signing, executing, applying the contract under any case, the seller doesn’t have responsibility.

9.           Responsibility limit

The upper limit of penalty to the seller is 5% of the contract value at any case.

10.           Contract validity

The contract validates after signed by the two parties.

The period of validity of this contract is from validating till reaching the quality guarantee date and the buyer settle all the payment.

11.           Intellectual Property and confidential Technology

The intellectual Property and Technological confidence relate with this contract, including but not limit to product design, technology documents, drawings and so on are belong to the seller. The buyer has responsibility to keep confidential. The buyer shouldn’t copy the any above documents, and shouldn’t leak to the third party.

12.           Others

12.1	This contract is made in eight (6) copies, four (4) for the Buyer and four (2) for the Seller and execute in fax.

12.2
All amendments, supplements and alterations to the terms and conditions of the Contract shall be made in written form and signed by the authorized representatives of the two Parties through consultation.

12.3	Any notice, request and communication relate with this contract between the two parties should be made in written form.

12.4           Appendices to the Contract are integral parts of the Contract and shall have the same legal force as the Contract itself.

The buyer (seal):	The seller (seal):
Representative: Wu Shao Bin,	Representative: Wu Jun

Thierry Stievenard

Address: Jiamusi Heilongjiang	Address: 10A-1, No.7 Str.,
Shenyang Econonomic &
Technological Development Zone

Telephone: 0086 13359552816	Telephone: +86 24 25363366

Fax:	Fax: +86 24 25365355

Tax Registration No.:

Post Code: 154002	Post Code: 110027

Bank Name: Jiamusi ICBC,	Bank Name: Agricultural Bank
of	China Shenyang
Development
Zone Branch

Central branch

Account: 0904021109223051063	Account: 06-182001040008276